Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference, in the registration statement (No. 333-255406) on Form S-3/A of Noble Corporation, of our report dated April 1, 2021, with respect to the consolidated financial statements of Pacific Drilling Company LLC and its subsidiaries (Successor) and Pacific Drilling S.A. and its subsidiaries (Predecessor) (referred to herein collectively as Pacific Drilling), which comprise the consolidated balance sheet as of December 31, 2020 (Successor), the related consolidated statement of equity for December 31, 2020 (Successor), the related consolidated statements of operations, equity, and cash flows for the year ended December 31, 2020 (Predecessor), and the related notes to the consolidated financial statements of Pacific Drilling Company LLC, which report appears in the Form 8-K/A of Noble Corporation dated June 23, 2021, and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the consolidated financial statements refers to a change in the basis for presentation for Pacific Drilling Company LLC’s emergence from bankruptcy.

/s/ KPMG LLP

Houston, Texas

December 22, 2021